EXHIBIT 99.1

News
For Immediate Release



EL PASO CORPORATION ANNOUNCES CLOSE OF SALE OF ITS INTEREST IN
PORTLAND NATURAL GAS TRANSMISSION SYSTEM

HOUSTON, TEXAS, DECEMBER 8, 2003-El Paso Corporation (NYSE:EP) today announced that it closed on the sale of its interest in Portland Natural Gas Transmission System for approximately $56 million. Affiliates of TransCanada Corporation and Gaz Metro purchased the company's 29.64 percent interest in the partnership. The transaction was completed on December 3, 2003.

This sale supports El Paso's previously announced 2003 five-point business plan, which includes exiting non-core businesses quickly but prudently, and strengthening and simplifying the balance sheet while maximizing liquidity.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; the outcome of pending litigation, including shareholder derivative and class actions; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341